Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 2 to the Registration Statement (No. 333-280040) on Form S-1 of GeoVax Labs, Inc. of our report dated April 15, 2026, relating to the 2025 consolidated financial statements and schedule of GeoVax Labs, Inc. which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ WIPFLI LLP

Atlanta, Georgia

April 15, 2026